Exhibit 99.2

To: Shareholders, Employees and Friends

October 25, 2005

Hudson Highland Group, Inc.

Q3 2005 Financial Results Demonstrate Continued Progress

Consolidated Review

The third quarter of the year is a historically weak period for Hudson Highland Group due to seasonal factors, such as the summer holidays in the Northern Hemisphere, which have a particularly strong impact on permanent recruitment. In view of this, the company’s quarterly results were excellent, driven by significant improvements in each operating unit over the year ago period.

Consolidated revenue increased by 13 percent in the third quarter from the same period in 2004, while gross margin increased by 16 percent. On a constant currency basis, which the company believes is the best measure of underlying operating results, revenue increased 12 percent and gross margin 15 percent. Consolidated EBITDA was $8.7 million in the quarter compared with a loss of $2.4 million in the third quarter of 2004, an improvement of $11.0 million.

Since the spin-off from TMP, the management team has focused relentlessly on improving the profitability of our business lines, which has included shedding or exiting unprofitable operations, relocating out of expensive premises, and right-sizing operations. While some of the revenue growth in the high margin core lines of business has been offset by these actions, our objective has been to build a sustainable and profitable business. Our internal litmus test has been EBITDA as a percentage of revenue. The third quarter marks another strong period of improvement on that basis.

On a consolidated basis, EBITDA was 2.4 percent of revenue in the third quarter compared with negative 0.8 percent in the same period of 2004. Year-to-date EBITDA was 2.1 percent of revenue, and with the historically strong fourth quarter remaining, this compares favorably to our 2005 goal of 2 percent. This also represents solid progress toward the company’s long-term goal of achieving 7 to 10 percent EBITDA margins on a normalized basis.

Of the $17.4 million increase in consolidated gross margin in constant currency during the quarter, $10.6 million, or 61 percent, dropped to EBITDA. The company’s 2005 target is to return 25 to 50 percent of the increased gross margin dollars to EBITDA. On a constant currency basis, expenses were up $6.8 million, or 5.7 percent. Expenses in the third quarter declined to 35.5 percent of revenue from 37.7 percent for the same period last year.

Regional Review

While every regional operating unit contributed to the third quarter results, there were some noteworthy achievements:

•	Hudson Asia Pacific EBITDA as a percent of revenue reached 7.6 percent

•	Hudson Europe EBITDA as a percent of revenue reached 3.0 percent, up from a loss a year ago

•	Hudson North America continued its strong growth with revenue up 31 percent, and reported EBITDA as a percent of revenue of 4.7 percent

•	Highland Partners EBITDA as a percent of revenue reached 10.1 percent

Hudson Asia Pacific achieved a revenue increase of 12 percent in the third quarter (5 percent in constant currency), with strong constant currency increases in Asia, including Hong Kong, China and Japan.

Hudson Asia Pacific achieved $8.7 million in EBITDA in the quarter compared to $7.8 million in the third quarter of 2004. Strong constant currency EBITDA growth was achieved in New Zealand, Hong Kong, and China. EBITDA as a percent of revenue was 6.6 percent in Hudson Australia/New Zealand and more than 20 percent in Hudson Asia in the third quarter.

Hudson Europe achieved a slight increase of 2 percent in revenue and 15 percent in gross margin in the third quarter compared to the year ago period. In constant currency, revenue increased 4 percent and gross margin increased 18 percent in the quarter.

Hudson UK is an excellent example of the positive impact achieved in shifting the mix of business. Temporary revenue increased 2 percent in local currency, while temporary gross margins increased 31 percent as a result of exiting low margin contracts and service lines, and focusing on higher margin business. Continental Europe is primarily dependent on permanent placement and Human Capital Solutions (HCS) revenue. HCS has continued to be a strong foundation for the European businesses as permanent placement markets slowly recover from a continued economic slump and seasonal factors. Continental Europe permanent recruitment revenue increased only 5 percent in the quarter in constant currency, but HCS, which in Europe is focused on talent management, once again reported a strong quarter with good growth and expanding margins.

Hudson Europe achieved $3.5 million in EBITDA in the third quarter compared to a loss of $0.3 million in the same quarter last year, an excellent improvement in a seasonally soft period. Hudson Europe achieved an EBITDA of 3.0 percent of revenue and returned 59 percent of the increase in gross margin dollars to EBITDA. The United Kingdom results were again strong with EBITDA increasing by 84 percent over the year ago period, reaching 4.7 percent of revenue in local currency. Other key EBITDA contributions came from the Netherlands, both the existing Hudson operations and newly acquired Balance, and Belgium.

Hudson North America achieved the largest growth, with revenue up 31 percent and gross margin up 27 percent compared to the third quarter of 2004. The group’s success was fueled by strong gross margin growth on a year-over-year basis in the core business lines: Legal was up 57 percent, Accounting & Finance increased by 57 percent, and Engineering, Aerospace & Defense was up 109 percent.

On a sequential basis, revenue increased 1 percent in Hudson North America in the third quarter compared with the second quarter of 2005 while gross margin increased 4 percent. Gross margin increased 43 percent sequentially in Engineering, Aerospace & Defense, and 11 percent in Accounting & Finance, but was down 3 percent in Legal and 7 percent in IT.

Hudson North America unit volume, measured in average weekly contractors on billing, increased 26 percent in the third quarter compared with the third quarter of 2004, and 7 percent on a sequential basis. Permanent recruitment fees increased by 73 percent in the third quarter compared with the same period a year ago and accounted for 28 percent of the group’s gross margin.

Hudson North America achieved $5.1 million in EBITDA, up 155 percent from $2.0 million in the third quarter of 2004. After adjusting for a third quarter 2004 restructuring charge, EBITDA still improved 69 percent compared to last year. Hudson North America achieved EBITDA equal to approximately 4.7 percent of revenue and returned 51 percent of the increase in gross margin dollars to EBITDA. Hudson North America temporary gross margin remained essentially flat at 21.3 percent of revenue from 21.4 percent in the second quarter of 2005.

Highland Partners continued its solid turnaround as revenue increased 8 percent in the third quarter compared to prior year and EBITDA reached $1.6 million, up from a loss of $2.1 million in the year ago period. While third quarter 2004 included a $2.6 million charge related to relocation of the Toronto office, results this quarter were still considerably better, even after adjusting for the charge. Highland Partners achieved 10.1 percent EBITDA as a percent of revenue in the third quarter, its highest margin to date.

Consolidated net income was $2.3 million in the quarter, including depreciation and amortization of $4.2 million and taxes of $2.2 million. Basic and diluted earnings per share in the quarter were $0.10 and $0.09, respectively, bringing year-to-date basic and diluted earnings per share to $0.12 and $0.11.

Guidance

Given the current economic environment, the company expects EBITDA as a percent of revenue to be at least 2 percent in 2005 and believes that an assumption of 12 to 15 percent revenue growth for 2005 remains reasonable. Considering the strong year-to-date results and the impact of the Balance acquisition, the company now expects 2005 full-year EBITDA to range from $30 to $34 million. This is based on expectations of constant currency revenue and gross margin growth of 30 to 35 percent in Hudson North America, 10 to 15 percent in Hudson Europe, and 0 to 5 percent in Hudson Asia Pacific and Highland Partners.

Given the current economic environment, the company continues to expect EBITDA as a percent of revenue to be 3.5 to 4 percent in 2006, and believes revenue growth assumptions above 10 percent would be unreasonable.

Safe Harbor Statement

This release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations on temporary contracting operations; the cyclical nature of the company’s executive search and mid-market professional staffing businesses; the company’s ability to manage its growth and fund working capital associated therewith; risks associated with expansion; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; the impact of employees departing with existing executive search clients; risks maintaining professional reputation and brand name; restrictions imposed by blocking arrangements; exposure to employment-related claims, and limits on insurance coverage related thereto; government regulations; the company’s ability to successfully operate as an independent company and the level of costs associated therewith; and restrictions on the company’s operating flexibility due to the terms of its credit facility. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION OF ADJUSTED EBITDA TO OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Hudson
Adjusted EBITDA (1)	$16,398	$8,595	$47,842	$17,110
Business reorganization (expenses) recoveries	1	(706)	(430)	(891)
Merger and integration recoveries	—	317	35	354

EBITDA (1)	16,399	8,206	47,447	16,573
Depreciation and amortization	(3,744)	(3,860)	(12,264)	(11,192)

Operating income	$12,655	$4,346	$35,183	$5,381

Highland
Adjusted EBITDA (1)	$1,407	$484	$2,434	$1,932
Business reorganization (expenses) recoveries	148	(2,608)	287	(2,559)

EBITDA (1)	1,555	(2,124)	2,721	(627)
Depreciation and amortization	(327)	(473)	(1,023)	(1,305)

Operating income (loss)	$1,228	$(2,597)	$1,698	$(1,932)

Corporate
Adjusted EBITDA and EBITDA (1)	$(9,298)	$(8,462)	$(27,708)	$(23,959)
Depreciation and amortization	(146)	(35)	(414)	(1,865)

Corporate expenses	$(9,444)	$(8,497)	$(28,122)	$(25,824)

Hudson Highland Group consolidated
Adjusted EBITDA (1)	$8,507	$617	$22,568	$(4,917)
Business reorganization (expenses) recoveries	149	(3,314)	(143)	(3,450)
Merger and integration recoveries	—	317	35	354

EBITDA (1)	8,656	(2,380)	22,460	(8,013)
Depreciation and amortization	(4,217)	(4,368)	(13,701)	(14,362)

Operating income (loss)	$4,439	$(6,748)	$8,759	$(22,375)

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCIES

(in thousands)

(unaudited)

The company defines the term “constant currencies” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currencies and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	Quarter Ended September 30,
	2005			2004
	As reported	Currency Translation	Constant Currency	As reported
Hudson revenue	$341,256	$(5,122)	$336,134	$300,828
Highland revenue	15,348	(71)	15,277	14,201

Revenue	356,604	(5,193)	351,411	315,029
Direct costs	221,436	(3,797)	217,639	198,615

Gross margin	$135,168	$(1,396)	$133,772	$116,414

Selling, general and administrative expenses (a)	$130,878	$(1,005)	$129,873	$120,165

	Nine Months Ended September 30,
	2005			2004
	As reported	Currency Translation	Constant Currency	As reported
Hudson revenue	$1,028,054	$(24,869)	$1,003,185	$866,544
Highland revenue	46,253	(455)	45,798	45,720

Revenue	1,074,307	(25,324)	1,048,983	912,264
Direct costs	669,765	(15,442)	654,323	570,970

Gross margin	$404,542	$(9,882)	$394,660	$341,294

Selling, general and administrative expenses (a)	$395,675	$(8,229)	$387,446	$360,573

(a)	Selling, general and administrative expenses include depreciation and amortization.